EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

     Valeant Pharmaceuticals International is incorporated in the State of Delaware. The following table shows the Company’s subsidiaries as of December 31, 2004, the percentage of their voting securities (including directors’ qualifying shares) then owned, directly or indirectly by the Company, and the jurisdiction under which each subsidiary is incorporated. These subsidiaries are included in the Company’s consolidated financial statements.

		PERCENTAGE
		OF VOTING
	JURISDICTION	SECURITIES OWNED
	OF	BY COMPANY
	INCORPORATION	OR SUBSIDIARY
ICN Canada, Limited	Canada	100
ICN Farmaceutica, S.A. de C.V.	Mexico	100
Laboratories Grossman, S.A.	Mexico	100
ICN Iberica S.A.	Spain	100
ICN Hungary Company, Ltd.	Hungary	96
ICN Polfa Rzeszow	Poland	98
ICN Switzerland AG	Switzerland	100
ICN Pharmaceuticals Switzerland	Switzerland	100
ICN International AG	Switzerland	100
Ribapharm Inc.	United States	100
Valeant Puerto Rico, LLC	Puerto Rico	100

*	In accordance with the instructions of Item 601 of Regulation S-K, certain subsidiaries are omitted from the foregoing table.